Exhibit 99.1

Nassda Contact:

Tammy Liu

Nassda Corporation

(408) 327-7710

tammy@nassda.com or ir@nassda.com

Nassda Announces Revenue of $11.0 Million for the Quarter Ended September 30, 2004

Net Income of $175,000, or $0.01 per Diluted Share

Santa Clara, Calif., October 19, 2004 – Nassda Corporation (Nasdaq: NSDA), a leading provider of full-chip circuit simulation and analysis software for the design and verification of complex semiconductors, today announced financial results for the quarter ended September 30, 2004, the fourth quarter of Nassda’s fiscal 2004.  Revenue for the quarter ended September 30, 2004 was $11.0 million, a 31% increase from $8.4 million for the quarter ended September 30, 2003 and was substantially unchanged from $11.0 million for the quarter ended June 30, 2004.

Net income for the quarter ended September 30, 2004 was $175,000, or $0.01 per diluted share, a decrease of $148,000 from $323,000, or $0.01 per diluted share, for the quarter ended September 30, 2003 and a decrease of $891,000 from $1.1 million, or $0.04 per diluted share, for the quarter ended June 30, 2004.

Fiscal 2004 Results

Total revenue for fiscal 2004 was $41.5 million, an 18% increase from $35.1 million for fiscal 2003.  Net income for fiscal 2004 was $2.6 million, or $0.09 per diluted share, a decrease of $1.0 million as compared to net income for fiscal 2003 of $3.6 million, or $0.12 per diluted share.

“Nassda again achieved its highest level of quarterly revenue and our cash, cash equivalents and short-term investments increased by approximately $1.6 million during the quarter to a total of $101.4 million, as of September 30, 2004,” said Sang Wang, Chief Executive Officer. “Our customers’ continued support and our employees’ dedication contributed to our success during fiscal 2004.  In fiscal 2005, we expect to face similar economic and competitive challenges as we create both sales and research and development strategies to meet these challenges and take advantage of the opportunities in front of us.”

Business Outlook

We believe that our customers will remain cautious with regards to their spending and EDA budgets are likely to continue to be tight.   As a result, for the quarter ending December 31, 2004, Nassda expects total revenue of $10.8 million to $11.0 million and fully diluted per share earnings of approximately $0.00 to a net loss of $0.05.  This $0.05 per share range is largely due to the uncertainty relating to the timing and magnitude of our spending on our litigation defense.

For fiscal 2005, Nassda anticipates total revenue of $44.0 million to $46.0 million and fully diluted net loss per share of approximately $0.05 to $0.15.  Due to seasonally lower bookings expected in the first half fiscal 2005, Nassda expects quarterly revenue for the first half of fiscal 2005 to be relatively flat but expects sequential quarterly revenue growth in the second half of fiscal 2005.   With time-based licenses accounting for 57% of our total bookings in fiscal 2004, Nassda expects time-based license bookings as a percent of total bookings to increase slightly in fiscal 2005 to over 60%.   As a result, time-based license revenue as a percent of total revenue is expected to increase to between 55% to 65%.

Nassda intends to continue its efforts to control operating costs, but also anticipates making additional investments in Nassda’s worldwide sales, support, research and development organizations.  We expect the cost of the Synopsys litigation to increase as we continue to defend ourselves vigorously and the lawsuits move toward trials and the additional defense costs related to the class action and derivative cases will also increase our general and administrative expenses.  The guidance provided for the fully diluted net loss per share of fiscal 2005 includes approximately $18.0 million to $20.0 million of litigation related costs.  Additionally, we also expect costs related to being a public company, such as directors’ and officers’ liability insurance, compliance with corporate governance rules adopted by The Nasdaq Stock Market and the Securities and Exchange Commission, professional fees and various filing fees to increase our general and administrative expenses.

Nassda will host a conference call that includes business outlook, with financial analysts and investors at 2:00 p.m. PDT today.  A live webcast of the call will be available on Nassda’s Web site at http://www.nassda.com or http://www.fulldisclosure.com.  Following completion of the call, a rebroadcast of the webcast will be available at http://www.nassda.com or http://www.fulldisclosure.com through October 26, 2004.

Those without internet access may listen to a replay of the call by dialing (719) 457-0820, access code 900477.  The replay will be available from 5:00 p.m. PDT on October 19, 2004 through October 26, 2004.

About Nassda

Nassda Corporation (Nasdaq: NSDA) is a leading provider of full-chip circuit verification software for complex nanometer semiconductors. Headquartered in Santa Clara, California, the company develops and markets simulation and analysis solutions for advanced ICs, especially for analog, memory, high-performance digital, and mixed-signal SoC designs. Nassda’s products enable first silicon success and improve IC quality and yield for its consumer, communication, computer and memory customers. The company has sales and distribution offices throughout the world. For more information about Nassda, please visit the company’s website at http://www.nassda.com.

Forward Looking Statements

This press release contains forward-looking statements regarding anticipated revenue, operating expenses, diluted earnings per share, time-based license bookings as a percent of total bookings and time-based license revenue as a percent of total revenue that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty, including without limitation the availability of customer budgets for Nassda’s products, Nassda’s cost control measures, the timing and extent of legal expenses related to Nassda’s on-going litigation, Nassda’s product development schedules, the design performance of Nassda’s existing and new electronic design automation software and other tools, customers’ adoption of Nassda’s products, whether customers purchase time-based or perpetual licenses and those customers’ design and manufacturing schedules.  In addition, continued reduced capital spending or delayed implementation of programs due to adverse general economic conditions and reduced demand for products containing complex nanometer-scale semiconductors may impact Nassda’s future performance.  These risks, uncertainties and other factors may cause Nassda’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.  In addition, historical information should not be considered a predictor of future performance.  Neither Nassda nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.  Nassda disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Nassda, see Nassda’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Quarterly Reports on form 10-Q for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004, as filed with the Securities and Exchange Commission.

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Nassda is a registered trademark of Nassda Corporation.

Nassda Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2004	September 30, 2003

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$101,440	$92,165
Accounts receivable, net of allowance	1,302	1,874
Prepaid expenses and other current assets	1,093	996
Deferred income taxes	3,768	2,568
Total current assets	107,603	97,603
Property and equipment, net	483	704
Other assets	921	1,165
Total assets	$109,007	$99,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,168	$230
Accrued compensation	3,710	2,689
Accrued liabilities	2,842	3,281
Income taxes payable	1,790	1,712
Deferred revenue	10,143	8,982
Total current liabilities	20,653	16,894

Deferred revenue	482	849
Other long-term liabilities	57	64
Total liabilities	21,192	17,807

Stockholders’ equity:
Common stock	27	26
Additional paid-in capital	73,117	70,343
Deferred stock-based compensation	(235)	(1,117)
Accumulated other comprehensive income	(76)	(4)
Retained earnings	14,982	12,417
Total stockholders’ equity	87,815	81,665
Total liabilities and stockholders’ equity	$109,007	$99,472

Nassda Corporation

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003

Revenue
Product	$1,720	$2,061	$8,937	$11,796
Subscription	6,566	3,852	22,356	14,601
Maintenance	2,712	2,500	10,174	8,658
Total revenue	10,998	8,413	41,467	35,055
Cost of revenue
Cost of product revenue	13	43	227	241
Cost of subscription revenue	126	83	443	343
Cost of maintenance revenue	282	193	1,035	802
Total cost of revenue	421	319	1,705	1,386
Gross profit	10,577	8,094	39,762	33,669

Operating expenses:
Research and development	2,390	1,942	8,851	7,145
Sales and marketing	3,022	2,366	11,607	10,774
General and administrative	5,196	3,318	16,328	10,653
Stock-based compensation	165	230	796	955
	10,773	7,856	37,582	29,527

Income (loss) from operations	(196)	238	2,180	4,142

Interest Income	271	240	1,002	986
Other Income Expense	10	(18)	(9)	(37)
Other income, net	281	222	993	949

Income before income taxes	85	460	3,173	5,091
(Provision) Benefit for income taxes	90	(137)	(608)	(1,527)
Net income	$175	$323	$2,565	$3,564

Earnings per share:
Basic	$0.01	$0.01	$0.10	$0.14
Diluted	$0.01	$0.01	$0.09	$0.12

Shares used in computing earnings per share:
Basic	26,953	25,653	26,457	25,058
Diluted	28,801	29,167	29,031	28,781